Exhibit 23.1





            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


Board of Directors and Shareholders Citizens Communications Company:


We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-58044, 33-52873 and 33-63615), and on Form S-8 (Nos.
333-142636,  333-71597, 333-71821, 333-61432, 333-71029, 33-42972 and 33-48683),
of Citizens Communications Company and subsidiaries of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Citizens Communications Company and subsidiaries. Our reports refer to a change in the methods of accounting and disclosure resulting from the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" as of January 1, 2007, Statement of Financial Accounting Standards No. 123R , "Share-Based Payment" and Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year
Misstatements when Qualifying misstatements in the Current Year Financial Statements" as of January 1, 2006 and Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans" as of December 31, 2006.




                                                 /s/KPMG LLP


Stamford, Connecticut
February 27, 2008